Exhibit 99.1

              TRANSGENOMIC INC. REPORTS SECOND QUARTER 2005 RESULTS

 LOSS NARROWS TO HISTORIC LOW, FIRST POSITIVE EBITDA QUARTER IN COMPANY HISTORY

    OMAHA, Neb., Aug 11 /PRNewswire-FirstCall/ -- Transgenomic Inc. (Nasdaq:
TBIO) today announced financial results for the quarter ended June 30, 2005. The Company's financial results are presented in the tables attached.

    Second Quarter 2005
    Second quarter 2005 BioSystems revenue increased 5 percent to $6.9 million from $6.6 million in the second quarter of 2004. Second quarter 2005 Nucleic Acids revenue decreased to $0.7 million from $2.4 million in the second quarter of 2004. The significant Nucleic Acids revenue decrease is due to customers' fluctuating needs for specialty chemical phosphoramidites and the company's strategic exit in late 2004 from contract manufacturing of synthetic oligonucleotides.

    Loss from operations for the second quarter of 2005 was $0.9 million, the best figure reported in Transgenomic's history as a public company. EBITDA (as defined herein) for the second quarter was $0.1 million, the first positive quarter in company history. This compares to a loss from operations of $14.8 million in the second quarter of 2004 and $1.2 million in the first quarter of 2005. The loss from operations for the second quarter of 2004 included non-cash charges of $12.0 million related to the company's Nucleic Acids segment.

    Net loss for the second quarter of 2005, also an all-time best for the company, was $1.0 million, representing a loss of $0.03 per share compared to a net loss of $15.1 million, or $0.52 per share, in the second quarter of 2004. The net loss for the second quarter of 2004 included non-cash charges of $12.0 million related to the Nucleic Acids segment. Net loss in the first quarter of 2005 was $2.9 million, or $0.10 per share. This included $1.3 million of beneficial conversion and other non-cash charges.

    Six Months Ended June 30, 2005
    For the six months ended June 30, 2005, BioSystems revenue was $13.8 million compared to $12.9 million in 2004, an increase of 7 percent. Six month Nucleic Acids revenue was $1.2 million in 2005 compared to $4.7 million in 2004. Six month 2005 total revenues were $15.0 million compared to $17.6 million in 2004. This decrease was largely driven by a $3.5 million decrease in Nucleic Acids segment revenue. Net loss for the six months ended June 30, 2005 was $ 3.9 million, representing a loss of $0.12 per share, as compared to $19.0 million, including non-cash charges of $12.5 million, representing a loss of $0.66 per share, in the first six months in 2004.

    Comment and Outlook
    CEO Collin D'Silva said, "Our performance reflects a renewed focus on our Biosystems business, which presents a better mix of current and future opportunities for the company. Coupled with the restructuring completed at the end of last year, we are positioned to achieve operating cash flow break even by year end, driven by expected acceleration in revenue growth in our Biosystems segment for the remainder of the fiscal year."

    "Our customers continue to validate and demonstrate the unique value proposition of our WAVE(R) System in studies with significant clinical implications for personalized medicine and the development of targeted therapeutics, particularly in oncology. This is reflected both in results generated directly by WAVE System users as well as clients that have chosen to take advantage of our Discovery Services offerings." D'Silva concluded, "We believe the evidence supporting our competitive advantages in oncology translational and clinical research bodes well for our ongoing opportunities to realize revenue growth while providing products and services that will ultimately have a significant impact on cancer patient care."

    Mike Summers, Transgenomic's CFO, pointed out that operating cash flows continued to validate the effectiveness of the company's 2004 restructuring plan. According to Mr. Summers, "Cash used in operations for the three and six months ended June 30, 2005, totaled $1.09 million and $1.30 million, respectively, a significant improvement over historical levels of cash used in operations that have ranged from $1.76 to $5.73 million per quarter. In addition, we are pleased to report that EBITDA for the quarter was $0.12 million, the first positive EBITDA in the history of the company," Mr. Summers also commented that the second quarter reported results were significantly less complicated than recent past quarters due to the absence of significant non-cash charges. "We anticipate that going forward, our reported results will represent a more direct reflection of the performance of our business," he concluded.

    Use of non-GAAP Financial Measures
    In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the company uses the non-GAAP measure of EBITDA. EBITDA is defined as US GAAP net income (loss) plus the following items:
(a) interest expense net of interest income; (b) the provision for income taxes; and (c) depreciation and amortization. EBITDA is not a measurement supported by accounting principles generally accepted in the United States and may not be used by other companies, including the company's competition. The company believes EBITDA provides stakeholders with an indicator of operating performance, especially given the significant capital investment in its Glasgow, Scotland phosphoramidite manufacturing facility. Net investment in this facility is approximately $8.3 million which represents approximately 65 percent of the company's consolidated net investment in property and equipment, while the revenue originating from that facility represents a much smaller portion of the consolidated total. This facility has significant excess capacity and will not require significant recurring investment.

    The company believes that net income is the most directly comparable financial measure to EBITDA under GAAP. EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above: nor is EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

    Earnings Call
    The company will discuss its second quarter 2005 financial results via teleconference on Thursday, August 11, at 5:00 p.m. EST. To access the call via telephone, call 800-362-0571. The company will also host a live broadcast of the call over the Internet. To listen to the webcast, investors should log on to the company's Investor Relations web page at http://www.transgenomic.com/events.asp?id=6 and follow the instructions listed. An archived recording of the conference call will be available and can be accessed via the web using the same link listed above for 14 days after the call. Investors can also listen to a replay via telephone until 11:59 p.m. EST on Thursday, August 25, 2005. Simply dial 402-220-0863 or 800-283-5758 from any telephone.

    About Transgenomic
    Transgenomic is a global company that markets and sells versatile and innovative products and related services to the medical research and pharmaceutical markets for use in genetic variation analysis. The company's WAVE System, with over 1200 installed in more than thirty countries, has broad applicability to genetic research and molecular diagnostics. Transgenomic also provides genomic biomarker analysis services to pharmaceutical and biopharmaceutical companies to support preclinical and clinical development of targeted therapeutics. The high sensitivity of the WAVE System in detecting genetic variation makes it a uniquely enabling technology for the advancement of personalized medicine. For more information about the innovative genomics research tools developed and marketed by Transgenomic, please visit the company's Web site at www.transgenomic.com.

    Forward-Looking Statement
    Certain statements in this press release constitute "forward-looking statements" of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including achieving positive operating cash flows or profitability, and achieving accelerated revenue growth in the second half of 2005 by the BioSystems segment. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's reports to the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

                                TRANSGENOMIC INC.
                            SUMMARY FINANCIAL RESULTS
                    (In thousands, except per share amounts)

                            STATEMENTS OF OPERATIONS

                                 Three Months    Three Months     Six Months      Six Months
                                    Ended           Ended           Ended           Ended
                                   June 30,        June 30,        June 30,        June 30,
                                     2005            2004            2005            2004
                                 ------------    ------------    ------------    ------------
Net Sales                        $      7,633    $      9,011    $     15,005    $     17,640
Cost of Sales                           4,450           5,858           8,848          11,627
Gross Margin                            3,183           3,153           6,157           6,013

Operating Expenses:
 Selling, General
  and Administrative                    3,537           4,268           7,138           8,513
 Research and
  Development                             581           1,672           1,186           3,601
 Impairment charges                        --          11,964              --          11,964

Operating Loss                           (935)        (14,751)         (2,167)        (18,065)

Other Income/(Expenses)                   (49)           (379)         (1,704)         (1,022)
Loss Before Income Taxes                 (984)        (15,130)         (3,871)        (19,087)
Income Tax Expense
 (Benefit)                                 14               2              19             (95)
Net Loss                         $       (998)   $    (15,132)   $     (3,890)   $    (18,992)

Shares Used in Computing
 Net Loss Per Share
 Basic and Diluted                     34,237          29,053          32,123          28,887
 Basic and Diluted Net
  Loss Per Share                 $      (0.03)   $      (0.52)   $      (0.12)   $      (0.66)

                                TRANSGENOMIC INC.
                       RECONCILIATION TO NON-GAAP CONCEPTS
                                 (In thousands)

                                 Three Months    Three Months       Six Months        Six Months
                                    Ended           Ended             Ended             Ended
                                   June 30,        June 30,          June 30,          June 30,
                                     2005            2004              2005              2004
                                 ------------    ------------      ------------      ------------
EBITDA
Net loss                         $       (998)   $    (15,132)(1)  $     (3,890)(2)  $    (18,992)(1)
Current income
 tax expense
 (benefit)                                 14               2                19               (95)
Interest expense                           83             346             1,738               935
Depreciation and
 amortization                           1,016           1,208             2,065             2,410
EBITDA                           $        115    $    (13,576)     $        (68)     $    (15,742)

(1) Includes non-cash impairment charges of $11,964 related to the company's nucleic acids segment.

(2) Includes amortization of discounts and premiums and other non-cash charges of $1,337.

                                TRANSGENOMIC INC.
                           SUMMARY FINANCIAL POSITION
                                 (In thousands)

                                 BALANCE SHEETS

                                              June 30,      December 31,
                                                2005            2004
                                            ------------    ------------
Cash, Cash Equivalents and Short-term
 Investments                                $      1,714    $      1,002
Other Current Assets                              14,179          16,906
Current Assets                                    15,893          17,908

Net Property and Equipment                        11,737          13,525
Other Assets                                       5,335           6,025
Total Assets                                $     32,965    $     37,458

Current Liabilities                         $     15,712    $     18,724
Long-term Debt                                     1,494           2,199
Stockholders' Equity                              15,759          16,535

Total Liabilities and Stockholders Equity   $     32,965    $     37,458

SOURCE  Transgenomic Inc.
    -0-                             08/11/2005
    /CONTACT: Robert J. Pogulis, Ph.D., of Transgenomic Inc., +1-845-782-9617, rpogulis@transgenomic.com; or Investors, Paul G. Henning of Cameron Associates, +1-212-554-5462, phenning@cameronassoc.com, for Transgenomic Inc./